EXHIBIT 99.1

Atreca Reports Second Quarter 2023 Financial Results and Announces Corporate Restructuring

Suspending development of ATRC-101

Cost-saving measures include 40% workforce reduction

Focusing on advancing earlier stage ADC candidates and preserving discovery capabilities

SAN CARLOS, Calif., Aug. 10, 2023 (GLOBE NEWSWIRE) -- Atreca, Inc. (Atreca) (NASDAQ: BCEL), a clinical-stage biotechnology company focused on developing novel therapeutics generated through a unique discovery platform based on interrogation of the active human immune response, today announced financial results for the second quarter ended June 30, 2023, and announced a corporate reorganization to reduce expenses and extend its cash runway. As part of the reorganization, Atreca will be undertaking cost-saving measures, including suspending development of ATRC-101 and reducing its workforce by approximately 40%. Going forward operations will focus on advancing current preclinical antibody-drug conjugate (ADC) candidates, including APN-497444, while preserving core discovery capabilities.

“In order to extend our cash runway and focus on our preclinical ADC development efforts, we are suspending development of ATRC-101,” said John Orwin, Chief Executive Officer of Atreca. “We are proud of our work in advancing ATRC-101 into the clinic and are encouraged by the activity and safety profile that we observed, validating the ability of our discovery platform to generate novel, tumor-targeting product candidates. Nevertheless, given both development requirements and financial considerations, we believe that the best path forward for the asset is with a larger partner, and as a result, we are suspending development and evaluating potential out-licensing opportunities. Our preclinical ADC pipeline, led by APN-497444, will continue to advance, and we are working towards declaring a clinical candidate from this program in the coming months.”

“We have also made the difficult decision to reduce our headcount by approximately 40%,” continued Mr. Orwin. “Given the talent and dedication of our workforce, this decision was not made lightly. We believe, however, that it is a necessary step to ensure we have the capital to execute on our mission to deliver novel therapeutics to patients in need. I’d like to thank those impacted for their important contributions to Atreca, including discovering and advancing both ATRC-101 and APN-497444.”

Recent Developments and Highlights

  APN-497444 (‘444), an Atreca-discovered antibody targeting a novel, tumor-specific glycan, continues to advance. ‘444 displays uniform and tumor-selective binding with high target prevalence in colorectal cancer and exhibits compelling pre-clinical anti-tumor activity and initial safety when weaponized as an ADC. Atreca expects to nominate a clinical candidate from the program in 2023 and is targeting an IND submission in late 2024/early 2025.
  The U.S. Food and Drug Administration (FDA) has cleared an Investigational New Drug (IND) application for MAM01/ATRC-501 submitted by the Gates Medical Research Institute (Gates MRI). Gates MRI plans to initiate its Phase 1 trial based in the US later this year, followed by a trial in Sub-Saharan Africa. Atreca retains commercial rights in the U.S., Europe and parts of Asia, and potential product development opportunities in those regions include prophylaxis for those traveling to malaria endemic regions.

Second Quarter 2023 Financial Results

  As of June 30, 2023, cash and cash equivalents and investments totaled $38.5 million.
  Research and development expenses for the three months ended June 30, 2023, were $12.9 million, including non-cash stock-based compensation expense of $1.2 million.
  General and administrative expenses for the three months ended June 30, 2023, were $6.8 million, including non-cash stock-based compensation expense of $1.7 million.
  Atreca reported a net loss of $19.2 million, or basic and diluted net loss per share attributable to common stockholders of $0.49, for the quarter ended June 30, 2023.

About Atreca, Inc.
Atreca is a biopharmaceutical company developing novel antibody-based therapeutics generated by its differentiated discovery platform, with a focus on antibody-drug conjugates (ADCs). Atreca's platform allows access to an unexplored landscape in oncology through the identification of unique antibody-target pairs generated by the human immune system during an active immune response against tumors. These antibodies provide the basis for a pipeline of first-in-class oncology programs led by APN-497444, an ADC targeting a novel tumor glycan, in addition to MAM01/ATRC-501, a clinical candidate licensed to the Bill & Melinda Gates Medical Research Institute for the prevention of malaria. For more information on Atreca, please visit www.atreca.com.

Forward-Looking Statements
This release contains statements regarding matters that are not historical facts that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding our strategy and future plans, including statements regarding our corporate reorganization to reduce expenses and extend our cash runway, including the suspension of the development of ATRC-101 and a reduction in our workforce, the effectiveness of our recently announced cost-saving measures, our plans to focus on our preclinical ADC candidates, including APN-497444, our evaluation of ATRC-101 out-licensing opportunities and other strategic partner opportunities with ATRC-101, our plans to nominate a clinical candidate from APN-497444 in 2023, our plans to file an IND submission for APN-497444 in late 2024/early 2025, plans of Gates MRI to initiate its Phase 1 trial for MAM01/ATRC-501 based in the U.S. and a subsequent trial in Sub-Saharan Africa and the timing of such trials, product development opportunities for MAM01/ATRC-501 in the U.S., Europe and parts of Asia relating to the prevention of malaria, our preclinical and clinical plans and the timing thereof, and our ability to preserve our core discovery capabilities. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the initiation, timing, progress and results of our research and development programs, preclinical studies, clinical trials, regulatory submissions, and other matters that are described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and available on the SEC's website at www.sec.gov, including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Atreca, Inc.
Balance Sheets
(in thousands, except share and per share data)

	June 30,	December 31,
	2023	2022
	(unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$27,686	$30,819
Investments	10,849	39,676
Prepaid expenses and other current assets	3,425	7,531
Total current assets	41,960	78,026
Property and equipment, net	35,485	37,972
Operating lease right-of-use assets	35,165	36,056
Deposits and other	2,459	2,976
Total assets	$115,069	$155,030

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$1,142	$1,741
Accrued expenses	5,974	9,681
Operating lease liabilities, current portion	3,770	3,544
Other current liabilities	1,121	1,327
Total current liabilities	12,007	16,293
Operating lease liabilities, net of current portion	58,388	60,331
Total liabilities	70,395	76,624

Stockholders’ equity
Class A common stock	3	3
Class B common stock	1	1
Additional paid-in capital	541,788	535,592
Accumulated other comprehensive income (loss)	2	(266)
Accumulated deficit	(497,120)	(456,924)
Total stockholders’ equity	44,674	78,406
Total liabilities and stockholders’ equity	$115,069	$155,030

Atreca, Inc.
Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six month Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Expenses
Research and development	$12,915	$19,953	$26,367	$37,017
General and administrative	6,835	8,077	14,914	16,683
Total expenses	19,750	28,030	41,281	53,700
Interest and other income (expense)
Other income	71	-	163	750
Interest income	493	153	922	197
Loss before Income tax expense	(19,186)	(27,877)	(40,196)	(52,753)
Income tax expense	-	-	-	-
Net loss	$(19,186)	$(27,877)	$(40,196)	$(52,753)
Net loss per share, basic and diluted	$(0.49)	$(0.72)	$(1.03)	$(1.38)

Weighted-average shares used in computing net loss per share, basic and diluted	39,156,584	38,591,436	39,124,553	38,288,831

Contacts

Atreca, Inc.
Herb Cross
Chief Financial Officer
info@atreca.com

Investors:
Alex Gray, 650-779-9251
agray@atreca.com

Media:
Julia Fuller, 858-692-2001
julia@fordhutmanmedia.com

Source: Atreca, Inc.